EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ref: 04-13

Contact:	Tabitha Zane Sr. Director, Investor Relations 919-431-1529

Highwoods Properties Reports First Quarter Financial Results

1.9 Million Square Feet of Space Leased

Signs Agreement to sell Network Operations Center

at Highwoods Preserve

Raleigh, NC – May 4, 2004 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported a net loss attributable to common stockholders of $1.8 million, or $0.03 per diluted share, for the quarter ended March 31, 2004 compared to net income of $3.5 million, or $0.06 per diluted share, for the same quarter last year. Funds from operations (“FFO”) after minority interest and charges related to Mr. Gibson’s retirement package was $27.6 million, or $0.51 per share for the quarter ended March 31, 2004. Without the charge for the retirement package, FFO would have been $31.8 million, or $0.59 per diluted share. In the first quarter of 2003 FFO was $35.2 million, or $0.66 per diluted share. There were no asset impairment charges in the first quarter of 2004. In the first quarter of 2003 the Company reported impairment charges of $0.3 million, which reduced FFO by $0.01 per share.

As previously announced, Ron Gibson, chief executive officer and one of the Company’s founders, is retiring effective June 30, 2004 and will be succeeded by Ed Fritsch, president and chief operating officer. Mike Harris, Senior Regional Vice President, will succeed Mr. Fritsch as chief operating officer. In connection with Mr. Gibson’s retirement, and as previously disclosed, the Company’s Board of Directors approved a compensation package for Mr. Gibson effective upon his retirement. As part of this package, Mr. Gibson will receive a lump-sum payment of $2.2 million. In addition, his previously granted, unvested stock options and unvested restricted stock awards will fully vest on June 30, 2004, and he will continue under the Company’s insurance programs for several years. Under GAAP, these arrangements with Mr. Gibson result in a total charge of $6.3 million, or $0.11 per share, $4.6 million of which was recorded in the first quarter with the balance to be recorded in the second quarter of 2004. For the purposes of determining the expense to the Company under GAAP, most of the stock options and restricted stock awards were valued at over $27.00 per share. A reconciliation of FFO to GAAP net income is included in the financial tables. (See also “Non-GAAP Information” below)

Ed Fritsch, president and chief operating officer, stated, “On behalf of everyone at Highwoods, I thank Ron for his 26 years of dedicated service. Under his leadership this Company has grown from a small, Raleigh-based firm to one of the largest owners and operators of suburban office properties in the country with a market capitalization of close to $3.5 billion. We are all grateful for the platform he has created.

Turning to the quarter, we are seeing signs of stabilization in certain markets. We had another quarter of strong leasing activity, with over a million square feet of office space leased. Many of our markets are showing some signs of stabilization with positive net absorption and vacancy declines. While we recognize 2004 will remain a tenant’s market, we are optimistic the economic rebound is sustainable and the demand for office space should begin to accelerate.”

First Quarter Highlights

•	Second generation leasing activity in Highwoods’ portfolio totaled 1.9 million square feet, 64% of which was office space. Customer retention was 79%.

•	Occupancy in the Company’s 36.1 million square foot in-service portfolio was 81.4% as compared to 81.5% at December 31, 2003 and 83.2% at March 31, 2003.

•	Straight-line rental rates for signed office leases declined 1.7% over the comparable straight-line rental rates.

•	Rental revenues from continuing operations increased 4.5% year-over-year to $108.6 million.

Asset Repositioning

Acquisitions:

The Company completed the acquisition of Miller Global’s 80% equity interest in the assets in the MG-HIW Orlando joint venture for $62.5 million. The assets in this joint venture consisted of five properties encompassing 1.3 million square feet and were encumbered by $136.2 million of debt. In January 2004, the Company signed a Letter of Intent with Kapital-Consult, manager for Dreilander-Fonds (DLF), a European investment firm, under which Kapital-Consult will acquire a 60% equity interest in the Orlando properties for approximately $45.5 million. The transaction with Kapital-Consult is expected to close no later than the end of the second quarter.

In the first quarter the Company also acquired Miller Global’s 50% interest in an 88,000-square foot office building in Orlando for $2.4 million plus the assumption of $3.7 million of debt that was paid off at closing.

Dispositions:

The Company sold one property in Kansas City, which included a 112,000-square foot community retail center and a 7,800-square foot office building. In addition, the Company sold a 42,000-square foot office building in Raleigh. Total proceeds were $19.8 million.

The Company also sold three land parcels totaling 40 acres for a combined sales price of $3.1 million.

Agreement to Sell Highwoods Preserve Network Operations Center

In April, the Company signed an agreement with a major New York City-based financial services firm to sell Building III, the two-story, 176,000-square foot Network Operations Center at Highwoods Preserve, as well as a 3.3-acre tract of vacant land within the Preserve, originally designated for future expansion, for net proceeds of $19.7 million. The sale of Building III is anticipated to close by the end of the third quarter and the Company expects to record an impairment charge of approximately $3.3 million in the second quarter related to the building sale. The land sale, which is expected to close subsequent to the close of Building III, will result in a gain of approximately $800,000. These transactions are subject to the buyer’s due diligence, documentation and other closing conditions.

“This global, blue chip customer considered many locations; asset quality, an educated work force and quality of life were the key components of their decision-making process. Over the last few months we have seen increased interest in the campus both from local companies wanting to expand their operations, as well as from out-of-state corporations seeking operational facilities as this financial services firm is doing. The feedback from potential customers about the property continues to be favorable and we remain optimistic about the long-term prospects for the campus,” added Mr. Fritsch.

Outlook

While the Company is not changing its full year FFO guidance of $2.40 to $2.50, it is more comfortable with the lower end of the range as a result of lowering the volume of anticipated acquisitions due to overly aggressive market pricing that exceeds the Company’s investment criteria. Guidance is based on average portfolio occupancy of 81.5% to 82.5% and excludes the $0.11 charge for Mr. Gibson’s retirement package and asset gains or impairments associated with operating property dispositions currently contemplated or otherwise.

These forward-looking statements are subject to risks and uncertainties that exist in Highwoods’ operations and business environment. See the Company’s cautionary language regarding forward-looking statements set forth at the bottom of this release.

Non-GAAP Information

We believe that FFO is one of several indicators of the performance of an equity REIT. FFO can facilitate comparisons of operating performance between periods and between other REITs because it excludes factors, such as depreciation, amortization and gains and losses from sales of real estate assets, which are based on historical cost and may be of limited relevance in evaluating current performance. FFO as disclosed by other REITs may not be comparable to our calculation of FFO. CAD is another useful financial performance measure of an equity REIT. CAD provides an additional basis to evaluate the ability of a REIT to incur and service debt, fund acquisitions and other capital expenditures and pay distributions. CAD does not measure whether cash flow is sufficient to fund all cash needs. FFO and CAD are non-GAAP financial measures and do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as an indicator of our operating performance or to cash flows as a measure of liquidity.

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. As clarified by NAREIT in October 2003, impairment losses on depreciable real estate assets are included in FFO. Our calculation of FFO is consistent with FFO as defined by NAREIT.

CAD is defined by the Company as FFO reduced by non-revenue enhancing capital expenditures for building improvements and tenant improvements and lease commissions related to second-generation space. In addition, CAD includes both recurring and non-recurring operating results. As a result, non-recurring items that are not defined as “extraordinary” under GAAP are reflected in the calculation of CAD.

Supplemental Information

A copy of the Company’s first quarter 2004 Supplemental Information that includes detailed operating and financial information is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. The Supplemental Information, together with this release, has been furnished to the Securities and Exchange Commission on Form 8-K. You may also obtain a copy of the Supplemental Information by contacting Highwoods Investor Relations at 919-875-6717 / 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail or fax, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Highwoods will conduct a conference call to discuss the results of its first quarter on Wednesday, May 5, 2004, at 10:00 a.m. Eastern Time. All interested parties are invited to listen to the call. The dial-in number is (888) 202-5268 domestic, (706) 643-7509 international. The call will also be available live on our web site at www.highwoods.com under the “Investor Relations” section.

Telephone and web cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 1:00 p.m. Eastern Time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 International. The conference ID is 6509246.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of March 31, 2004, the Company owned or had an interest in 529 in-service office, industrial and retail properties encompassing approximately 41.7 million square feet. Highwoods also owns approximately 1,255 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as the effect of tenant bankruptcies on our operations, expected leasing and financing activities, financial and operating performance and share repurchases and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations are detailed in the Company’s 2003 Annual Report on Form 10-K and subsequent SEC reports and include, among others, the following: the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; and unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs.

Financial tables follow.

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Highwoods Properties, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Rental revenue	$108,622	$103,924
Operating expenses:
Rental property	39,165	35,940
Depreciation and amortization	34,316	32,030
General and administrative (includes $4,638 retirement compensation expense in 2004)	12,167	5,344

Total operating expenses	85,648	73,314

Interest expense:
Contractual	26,057	27,674
Amortization of deferred financing costs	855	626

	26,912	28,300
Other income:
Interest and other income	3,346	2,859
Equity in earnings of unconsolidated affiliates	1,402	1,761

	4,748	4,620

Income before gain/(loss) on disposition of land and depreciable assets, minority interest and discontinued operations	810	6,930
Gain on disposition of land	1,138	863
(Loss)/gain on disposition and impairment of depreciable assets, net	(55)	20

Income before minority interest and discontinued operations	1,893	7,813
Minority interest	(231)	(938)

Income from continuing operations	1,662	6,875
Discontinued operations:
Income from discontinued operations, net of minority interest	667	4,467
Gain/(loss) on sale of discontinued operations, net of minority interest	3,555	(170)

	5,884	4,297

Net income	6,539	11,172
Dividends on preferred stock	(7,713)	(7,713)

Net (loss)/income attributable to common stockholders	$(1,829)	$3,459

Net (loss)/income per common share - diluted:
Loss from continuing operations	$(0.11)	$(0.02)
Income from discontinued operations	0.08	0.08

Net (loss)/income	$(0.03)	$0.06

Weighted average common shares outstanding - diluted	53,542	53,475

Highwoods Properties, Inc.

Funds from Operations and Cash Available for Distributions

(In thousands, except per share amounts and ratios)

	Three Months Ended March 31,
	2004		2003
	Amount	Per Share Diluted	Amount	Per Share Diluted
Funds from operations:
Net income	$5,884		$11,172
Dividends to preferred shareholders	(7,713)		(7,713)

Net (loss)/income attributable to common stockholders	(1,829)	$(0.03)	3,459	$0.06
Add/(Deduct):
Depreciation and amortization of real estate assets (1)	33,542	0.62	31,210	0.58
(Loss)/gain on disposition of depreciable real estate assets (2)	55	—	(20)	—
Minority interest in income from operations	231	—	938	0.02
Unconsolidated affiliates:
Depreciation and amortization of real estate assets (1)	2,278	0.04	2,415	0.05
Discontinued operations:
Depreciation and amortization of real estate assets (1)	29	—	1,264	0.02
Gain on sale, net of minority interest (2)	(3,555)	(0.06)	(118)	—
Minority interest income from discontinued operations	77	—	575	0.01

Funds from operations before amounts allocable to minority interest	30,828	0.57	39,723	0.74
Minority interest in funds from operations	(3,188)	(0.06)	(4,532)	(0.08)

Funds from operations applicable to common shares	$27,640	$0.51	$35,191	$0.66

Cash available for distribution:
Funds from operations before amounts allocable to minority interest	$30,828		$39,723
Add/(Deduct):
Rental income from straight-line rents	(2,586)		(1,685)
Amortization of intangible lease assets	252		—
Depreciation of non-real estate assets (1)	774		820
Impairment charges	—		288
Amortization of deferred financing costs	855		626
Retirement compensation accrual - non-cash portion (3)	2,325		—
Non-incremental revenue generating capital expenditures:
Building improvements paid	(1,768)		(2,791)
Second generation tenant improvements paid	(7,209)		(4,488)
Second generation lease commissions paid	(5,040)		(3,368)

	(14,017)		(10,647)

Cash available for distribution	$18,431		$29,125

Dividend payout data:
Dividends paid per common share/common unit- diluted	$0.425		$0.585

Funds from operations	83.3%		88.6%

Cash available for distribution	138.9%		121.2%

Weighted average shares outstanding - diluted (4)	54,066		53,475

Weighted average shares/units outstanding - diluted	60,238		60,360

Net cash provided by/(used in):
Operating activities	$38,194		$38,806
Investing activities	(78,841)		(20,188)
Financing activities	39,084		(10,431)

Net (decrease)/increase in cash and cash equivalents	$(1,563)		$8,187

(1)	In connection with the SEC’s adoption of Regulation G, which governs the presentation of non-GAAP financial measures in documents filed with the SEC, the Company revised its definition of FFO for 2003 relating to the add-back of non-real estate depreciation and amortization. The Company’s revised definition is in accordance with the definition provided by NAREIT. The change reduced FFO before amounts allocable to minority interest as previously reported by $820,000 or $0.01 per share for the first quarter of 2003.

Highwoods Properties, Inc.

Funds from Operations and Cash Available for Distributions (continued)

(In thousands, except per share amounts and ratios)

(2)	In October 2003, NAREIT issued a Financial Reporting Alert that changed its current implementation guidance for FFO regarding impairment charges. Accordingly, impairment charges related to depreciable assets have now been included in FFO for the periods presented. The following is a reconciliation of gain/(loss) on disposition of depreciable assets included in the FFO calculation and gain/(loss) on disposition of depreciable assets included in the Company’s Consolidated Statements of Income for the three months ended March 31, 2004 and 2003:

	Three Months Ended March 31,
	2004	2003
Continuing Operations:
(Loss)/gain on disposition of depreciable assets per FFO calculation	$(55)	$20
Impairment charges	—	—

(Loss)/gain on disposition and impairment of depreciable assets, net per Consolidated Statements of Income	$(55)	$20

Discontinued Operations:
Gain on disposition of depreciable assets per FFO calculation	$3,555	$118
Impairment charges	—	(288)

Gain/(loss) on disposition and impairment of depreciable assets, net per Consolidated Statements of Income	$3,555	$(170)

As a result of the changes to the FFO calculation as outlined in footnotes (1) and (2) FFO has been reduced by the following in dollars and per share amounts:

	Three Months Ended March 31,
	2004	2003
FFO in dollars before amounts allocable to minority interest from the Operating Partnership	$(3,907)	$(1,108)

FFO per common share	$(0.07)	$(0.02)

(3)	As previously announced, Mr. Ron Gibson, Chief Executive Officer and one of the Company’s founders, is retiring from the Company effective June 30, 2004. In connection with Mr. Gibson’s retirement and as previously disclosed by the Company, the Company’s Board of Directors approved a compensation package for Mr. Gibson affective with his retirement. As part of the package, Mr. Gibson will receive a lump-sum retirement payment of $2.2 million, his unvested previously granted stock options and vested stock awards will fully vest on June 30, 2004 and he will continue under the Company’s Insurance programs for several years. His options will also be modified to remain outstanding for their stated terms. Under GAAP, these arrangements with Mr. Gibson result in a total charge of $7.3 million, or $0.11 per share, $4.6 million of which was recorded in the first quarter with the balance of $1.7 million to be recorded in the second quarter of 2004.

(4)	Options on 524 shares of common stock were not included in the calculation of net loss per share on the Consolidated Statements of Income, as their affects were antidilutive. However, they are included in the calculation of funds from operations applicable to common shares per share diluted as they were not antidilutive.

Highwoods Properties, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003	March 31, 2003
Assets:
Real estate assets, at cost:
Land and improvements	$443,611	$397,150	$395,121
Buildings and tenant improvements	3,093,094	2,912,489	2,862,809
Development in process	9,071	6,899	7,721
Land held for development	199,228	196,620	171,841
Furniture, fixtures and equipment	21,950	21,818	21,150

	3,766,954	3,534,976	3,458,642
Less-accumulated depreciation	(566,489)	(542,328)	(488,218)

Net real estate assets	3,200,465	2,992,648	2,970,424
Property held for sale	38,467	55,453	151,901
Cash and cash equivalents	17,001	18,564	19,204
Restricted cash	8,044	6,320	2,943
Accounts receivable, net	10,737	17,827	12,723
Notes receivable	24,309	24,623	32,077
Accrued straight-line rents receivable	54,732	51,189	50,462
Investment in unconsolidated affiliates	68,553	74,665	78,229
Other assets:
Deferred leasing costs	114,687	110,488	99,730
Deferred financing costs	46,396	46,198	42,548
Prepaid expenses and other	14,287	13,799	16,388

	175,370	170,485	158,666
Less-accumulated amortization	(89,155)	(84,965)	(73,597)

Other assets, net	86,215	85,520	85,069

Total Assets	$3,508,523	$3,326,809	$3,403,032

Liabilities and Stockholders’ Equity:
Mortgages and notes payable	$1,767,239	$1,558,758	$1,580,301
Accounts payable, accrued expenses and other liabilities	108,199	111,772	108,808

Total Liabilities	1,875,438	1,670,530	1,689,109
Minority interest	161,884	165,250	183,297
Stockholders’ Equity:
Preferred stock	377,445	377,445	377,445
Common stock	536	535	535
Additional paid-in capital	1,400,315	1,393,103	1,392,118
Distributions in excess of net earnings	(296,538)	(271,971)	(225,430)
Accumulated other comprehensive loss	(3,525)	(3,650)	(8,767)
Deferred compensation	(7,032)	(4,433)	(5,275)

Total Stockholders’ Equity	1,471,201	1,491,029	1,530,626

Total Liabilities and Stockholders’ Equity	$3,508,523	$3,326,809	$3,403,032